Exhibit 10.1
Amendment to Employment Agreement
     This Amendment to Employment Agreement is effective as of December 1, 2010 and further amends the Employment Agreement currently in effect and as previously amended by and between The Greenbrier Companies, Inc. (“Greenbrier”) and the undersigned executive officer of Greenbrier.
     Notwithstanding any other provision of my Employment Agreement with Greenbrier to the contrary, I hereby agree that my annual base compensation will be increased effective as of December 1, 2010 by an amount equal to 6.25% of my annual base compensation as in effect prior to the salary reduction made effective as of March 1, 2009, in order to partially restore such salary reduction.

The Greenbrier Companies, Inc.:	Employee:

By:

[Insert Name]